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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 1st day October, 2001 by and between Instinet Corporation, a Delaware corporation ("Instinet"), and J.A. McEntire IV ("Executive").

                                   WITNESSETH:

                  WHEREAS, Executive is currently employed by PROTRADER Group Limited Partnership, a Delaware limited partnership ("ProTrader") as its Chief Executive Officer pursuant to the Executive Employment Agreement, dated as of January 1, 2000, between Executive and ProTrader (the "ProTrader Employment Agreement");

                  WHEREAS, pursuant to a series of transactions contemplated by the Interest Purchase Agreement, dated as of July 23, 2001, among Instinet and the holders of all of the issued and outstanding limited partnership interests of ProTrader and membership interests of the sole general partner of ProTrader, including Executive (the "Purchase Agreement"), Instinet is purchasing all of the outstanding equity interests in ProTrader and of the sole general partner of ProTrader, including all of the limited partnership interests of ProTrader currently owned by Executive, and ProTrader will become a wholly owned indirect subsidiary of Instinet (the "Transactions");

                  WHEREAS, in connection with and subject to consummation of the Transactions, Instinet desires to employ Executive as a Senior Vice President of U.S. Institutional Business functioning as the Co-Head of the Direct Access and Small Hedge Fund Division of Instinet and Executive desires to accept such employment, in each case, on the terms and conditions set forth herein;

                  WHEREAS, each of Instinet and Executive intends for this Agreement to supersede and replace the ProTrader Employment Agreement in its entirety; however, Executive will also continue as ProTrader's Chief Executive Officer pursuant to the terms of this Agreement;

                  WHEREAS, each of Instinet and Executive hereby acknowledges and agrees that Executive has had and will continue to have a prominent role in the management of the business, and the development of the goodwill, of ProTrader and its Affiliates (as defined below) including, following consummation of the Transactions, of Instinet and its Affiliates, and has established and developed and will continue to establish and develop relations and contacts with the principal customers and suppliers of ProTrader and such Affiliates , all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, ProTrader, Instinet and their respective Affiliates; and

                  WHEREAS, (i) in the course of his employment with ProTrader and Instinet prior to and following consummation of the Transactions, Executive has obtained and will continue to obtain confidential and proprietary information and trade secrets concerning the business and operations of ProTrader, Instinet and their respective Affiliates that could be used to compete unfairly with ProTrader, Instinet and their respective Affiliates; (ii) Executive has and will continue to create and develop certain work products, inventions and other intellectual property
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which constitute an essential portion of the property of ProTrader, Instinet and their respective Affiliates, (iii) the covenants and restrictions contained in Sections 8 through 14, inclusive, constitute a material inducement to Instinet to enter into the Purchase Agreement and consummate the Transactions and are intended to protect the legitimate interests of ProTrader, Instinet and their Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information and intellectual property following consummation of the Transactions; and (iv) Executive desires to enter into this Agreement and to be bound by such covenants and restrictions.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Instinet and Executive hereby agree as follows:

                  l. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Instinet hereby employs Executive, and Executive hereby accepts such employment, in each case, subject to the consummation of the Transactions.

                  2.       Term; Position and Responsibilities.

                  (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 7, Instinet shall employ Executive on the terms and subject to the conditions of this Agreement for a term commencing on the date hereof (the "Commencement Date") and ending on the second anniversary of the Commencement Date. The period during which Executive is employed by Instinet pursuant to this Agreement shall be referred to as the "Employment Period." The Employment Period shall be automatically extended for one additional year unless at least three (3) months prior to the end of the Employment Period Instinet or the Executive shall have given written notice of the intent not to extend this Agreement. The provisions of Section 7 of this Agreement do not and will not apply to notices not to extend the Agreement under this section.

                  Should either Instinet or Executive give written notice of intent not to renew this Agreement under this section and, in connection therewith, Executive's employment with the Company terminates (other than for Cause (as defined below)), Executive will be entitled to payment of an Accrued Bonus Amount (as defined below) for the 2003 fiscal year within 30 days of expiration of the Employment Period for the period of such fiscal year preceding Executive's termination of employment.

                  (b) Position and Responsibilities. During the Employment Period, Executive shall be employed by and serve Instinet as a Senior Vice President of U.S. Institutional Business functioning as the Co-Head of the Direct Access and Small Hedge Fund Division of Instinet and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive's title and position as an Instinet Executive Vice President of U.S. Institutional Business (the "EVP-USIB") may specify from time to time. Executive shall also continue to serve as ProTrader's Chief Executive Officer provided that Executive shall not receive any additional compensation or benefits for his services as ProTrader's Chief Executive Officer. Executive shall devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties


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and responsibilities for Instinet and ProTrader (except for (i) vacation time as set forth in Section 6(c) and absence for sickness or similar disability and
(ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to the fulfillment of Executive's civic responsibilities, (B) subject to the prior written approval of Instinet's Board of Directors (the "Board") and to compliance with the provisions of Sections 8 through 14, inclusive, service on boards of directors of other corporations and entities and (C) such reasonable time as may be necessary from time to time for personal financial and family matters).

                  3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, the Executive shall earn a base salary at an annualized rate of $280,000, payable in installments on Instinet's regular payroll dates, but in any event no less frequently than monthly. Instinet shall review Executive's base salary annually during the Employment Period and, in its sole discretion, may increase (but may not decrease) such base salary from time to time based upon such performance and market factors as the Compensation Committee of the Board shall consider relevant. The annual base salary payable to Executive under this Section 3 shall hereinafter be referred to as the "Base Salary".

                  4.       Incentive Compensation Arrangements.

                  (a) Annual Incentive Bonus. Executive shall receive a guaranteed annual bonus for ProTrader's 2001 fiscal year and shall be eligible to receive an annual performance bonus for each of ProTrader's 2002 and 2003 fiscal years provided in the case of each such annual bonus (the "Bonus") that Executive remains continuously employed by Instinet through the applicable payment date for such Bonus. The Bonus for each fiscal year shall be determined as follows: (i) for fiscal year 2001, the guaranteed Bonus shall equal $250,000,
(ii) for fiscal year 2002, the projected target Bonus shall be equal to the product of (A) $450,000 and (B) the Bonus Fraction (as defined below) and (iii) for fiscal year 2003, the projected target Bonus shall be equal to the product of (A) at least $450,000 and (B) the Bonus Fraction. The Bonus, if any, payable pursuant to this Section 4(a) shall be paid to Executive as soon as reasonably practicable following delivery to the Board of the audited financial statements of ProTrader for the relevant fiscal year, but in no event later than March 1 of the following year. The term "Bonus Fraction" shall mean, with respect to a fiscal year, a fraction, the numerator of which is the Pretax Earnings (as defined below) of ProTrader for the relevant fiscal year and the denominator of which is $20,000,000. The term "Pretax Earnings" shall mean the earnings of ProTrader for the relevant fiscal year determined prior to any deduction therefrom for corporate income taxes and otherwise in accordance with generally accepted accounting principals on the basis of the audited financial statements of ProTrader prepared for such fiscal year.

                  (b) Option Grants. As soon as practicable after the Commencement Date, Instinet shall grant Executive options (the "Options") to purchase 75,000 shares of the common stock of Instinet under the Instinet 2000 Stock Option Plan (as the same may be amended and in effect from time to time, the "Option Plan"). The terms and conditions of the Options, including the grant, vesting, exercise, payment and all other terms of such Options, shall be governed by the terms of the Option Plan, as amended and in effect from time to time and any applicable agreement or other instrument evidencing any options granted to Executive pursuant to the terms of the Option Plan. A copy of the Option Plan is attached to the Agreement.


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                  5.       Employee Benefits. During the Employment Period,
Executive shall be eligible to participate in the employee benefit plans and programs maintained by Instinet from time to time in which senior executives of Instinet are eligible to participate, including to the extent then maintained by Instinet life, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the generally applicable terms and conditions thereof as in effect from time to time. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive's position and duties with Instinet.

                  6.       Perquisites and Expenses.


                  (a) General. During the Employment Period, Executive shall be eligible to participate in all special benefit or perquisite programs maintained by Instinet from time to time for the senior executives of Instinet, on the generally applicable terms and conditions thereof as in effect from time to time.

                  (b) Business Travel, Lodging, etc. During the Employment Period, Instinet shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of evidence, satisfactory to Instinet, of the incurrence and purpose of each such expense and otherwise in accordance with the generally applicable terms and conditions of Instinet's business expense reimbursement policy applicable to its senior executives as in effect from time to time.

                  (c) Vacation. During the Employment Period, Executive shall be entitled to paid vacation and paid holidays in accordance with the plans, policies, programs and practices established and maintained by Instinet for the executive officers of Instinet from time to time.

                  7.       Termination of Employment.

                  (a) Termination Due to Death or Disability. Executive's employment may be terminated due to Executive's death or Disability (as defined below). In the event that Executive's employment hereunder terminates due to his death or is terminated by Instinet due to Executive's Disability, the Employment Period shall expire on the applicable Date of Termination and no compensation or benefits shall be payable to or in respect of Executive in connection with such termination except as provided in Section 7(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that, with reasonable accommodation, prevents or would prevent the performance by Executive of his duties hereunder for 180 or more consecutive or non-consecutive days in any consecutive twelve-month period. The determination of Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to Instinet and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or Instinet or by any physician or group of physicians or other competent medical experts employed by Executive and/or Instinet to advise such independent physician.


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                  (b)      Termination by Instinet for Cause. Executive's
employment may be terminated by Instinet for Cause (as defined below). In the event of a termination of Executive's employment by Instinet for Cause, the Employment Period shall expire on the applicable Date of Termination and no compensation or benefits shall be payable to or in respect of Executive in connection with such termination except as provided in Section 7(f)(ii). "Cause" shall mean (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive's physical or mental illness or injury), after a written demand for substantial performance has been delivered, and a reasonable opportunity of at least 30 days to cure has been given, to Executive by Instinet, which demand identifies in reasonable detail the manner in which Instinet believes that Executive has not substantially performed his duties and which sets forth in reasonable detail the steps necessary for Executive to cure his failure to substantially perform his duties; (ii) Executive's dishonesty or gross negligence in the performance of his duties hereunder or engaging in willful and serious misconduct, which in the case of any such misconduct or gross negligence, has caused or is reasonably expected to result in direct or indirect material injury to Instinet or any of its Affiliates; (iii) breach by Executive of any material provision of this Agreement or of any other written agreement with Instinet or any of its Affiliates or (iv) Executive's conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime of moral turpitude or fraud.

                  (c) Termination Without Cause. Executive's employment may be terminated by Instinet Without Cause (as defined below). In the event of a termination of Executive's employment by Instinet Without Cause, the Employment Period shall expire on the applicable Date of Termination and no compensation or benefits shall be payable to or in respect of Executive in connection with such termination except as provided in Section 7(f)(i). A termination "Without Cause" shall mean a termination of Executive's employment by Instinet other than due to Executive's death or Disability as described in Section 7(a) and other than for Cause as described in Section 7(b).

                  (d) Termination by Executive. Executive may terminate his employment for any reason, including for Good Reason (as defined below). In the event of a termination of Executive's employment by Executive, the Employment Period shall expire on the applicable Date of Termination and, if such termination is other than for Good Reason, no compensation or benefits shall be payable to or in respect of Executive in connection with such termination except as provided in Section 7(f)(ii) and, if such termination is for Good Reason, no compensation or benefits shall be payable to or in respect of Executive in connection with such termination except as provided in Section 7(f)(i). A termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with Instinet within 30 days following the occurrence, without Executive's consent, of any of the following events: (i) the assignment to Executive of a title that is different from, and a substantial diminution from, the title specified in Section 2; (ii) the assignment to Executive of new or different duties and responsibilities that are significantly different from, and that result in a substantial diminution of, the duties and responsibilities of Executive that are specified in Section 2;
(iii) a requirement that the Executive relocate his or her primary place of employment or service by more than 50 miles; or (iv) a breach by Instinet of any material provision of this Agreement or of any other written agreement with Executive; provided that, within 30 days following the occurrence of any of the events set forth herein, Executive shall have delivered written notice to Instinet of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances


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claimed to give rise to Executive's right to terminate his employment for Good
Reason, and Instinet shall not have cured such circumstances within 30 days of receipt of such notice.

                  (e)      Notice of Termination; Date of Termination.


                  (i) Notice of Termination. Any termination by Instinet pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive or Instinet, as the case may be, is electing to terminate Executive's employment with Instinet, stating the proposed effective date of such termination, indicating the specific provision of this Section 7 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.

                  (ii) Date of Termination. The term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by Instinet for Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, and (iii) if Executive's employment is terminated by Instinet Without Cause, due to Executive's Disability or by Executive for any reason, the date specified in the applicable Notice of Termination provided that such date shall not be less than 30 days nor more than 60 days after the date on which Notice of Termination is given.

                  (f)      Payments Upon Certain Terminations.

                  (i) In the event of a termination of Executive's employment by Instinet Without Cause or a termination by Executive of his employment for Good Reason during the Employment Period, Instinet shall pay to Executive (or, following his death, to Executive's estate) within 30 days of the Date of Termination his (x) full Base Salary through the Date of Termination,
(y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to
Section 6(b) and (z) payment for vacation time accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the "Accrued Obligations"). In addition, in the event of any such termination of Executive's employment, provided Executive executes and delivers to Instinet a Release of Claims in substantially the form attached hereto as Exhibit A, Executive (or, following his death, Executive's estate) shall be entitled to the following compensation and benefits upon the effectiveness of such Release of Claims, which shall constitute liquidated damages for all purposes:

                  (A) continued payments of the Base Salary, payable in installments in accordance with Instinet's regular payroll policies, for the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination (the "Severance Period");

                  (B) a pro rata Bonus for the fiscal year of ProTrader that includes the Date of Termination (the "Accrued Bonus Amount") in an amount equal to (i) if such termination occurs during fiscal year 2001, $250,000 multiplied by a fraction, the numerator of which


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         is the number of calendar days in such fiscal year prior to the Date of
         Termination and the denominator of which is 365 and (ii) if such termination occurs during fiscal year 2002 or fiscal year 2003, the Bonus that would have been payable to Executive pursuant to Section
         4(a) hereof had Executive's employment with Instinet continued until the last day of such fiscal year determined based solely on the Pretax Earnings of ProTrader for the period (the "Accrued Bonus Period") beginning on the first day of the relevant fiscal year and ending on the Date of Termination after pro rating both the numerator and denominator of the fraction described in Section 4(a)(ii)(B) by multiplying each by a fraction, the numerator of which is the number of calendar days in the relevant fiscal year prior to the Date of Termination and the denominator of which is 365; provided that in the case of any Accrued Bonus Amount payable to Executive for the 2003 fiscal year, the amount payable pursuant to this Section 7(f)(i)(B) shall be reduced by the amount of any pro rata bonus payable to Executive pursuant to Section 2(a) of this Agreement. The Accrued Bonus Amount shall be paid to Executive as soon as reasonably practicable following delivery to the Board of the audited financial statements of ProTrader for the fiscal year of ProTrader that includes the Date of Termination, but in no event later than March 1 of the following year; and

                  (C) continued coverage during the Severance Period under Instinet's medical and health insurance plans referred to in Section 5 (the "Continued Benefits") for Executive and his eligible dependents participating in such plans immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by senior executives of Instinet under the generally applicable terms of such plans as in effect from time to time.

                  Executive shall not have a duty to mitigate the costs to Instinet under this Section 7(f)(i), nor shall any payments from Company to Executive of Base Salary and Continued Benefits be reduced or canceled to the extent of any compensation, fees or comparable benefit coverage earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services. The foregoing not withstanding, should Executive receive benefits coverage by a subsequent employer during the Severance Period, all healthcare medical benefits coverage provided by Instinet to Executive shall immediately terminate.

                  (ii) If Executive's employment shall terminate upon his death or Disability or if Instinet shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason in any such case during the Employment Period, Instinet shall pay to Executive (or, in the event of Executive's death, to his estate) the Accrued Obligations plus one month's base salary within 30 days following the Date of Termination. Executive shall remain entitled to all benefits under COBRA. In addition, if Executive's employment shall terminate upon his death or Disability during the Employment Period in fiscal year 2001, 2002 or 2003, Instinet shall pay to the Executive (or, in the event of Executive's death, to his estate) the Accrued Bonus Amount, determined in accordance with Section 7(f)(i)(B) if any, in one lump sum within five business days following the Bonus Payment Date for the fiscal year of Instinet that includes the Date of Termination.


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                  (iii)    Except as specifically set forth in this Section
7(f), no benefits payable to Executive under any otherwise applicable plan, policy, program or practice of Instinet or its Affiliates in which Executive was a participant during his employment with Instinet or any of its Affiliates (including, without limitation, ProTrader) shall be limited by this Section 7(f), provided that Executive shall not be entitled to receive any compensation, benefits or other payments under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice). The provisions of this paragraph shall not be construed to waive or undermine Executive's rights under the Purchase Agreement, or under the Option Plan with respect to any options previously granted Executive as of the Termination Date.

                  (g) Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive's termination of employment with Instinet, Executive shall resign, in writing, from positions then held by him with Instinet or any of its Affiliates.

                  8. Unauthorized Disclosure. During the period of Executive's employment with Instinet or any of its Affiliates and following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena or other compulsory process, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the appropriate performance of his duties hereunder during the period of his employment, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, programs, software, protocols, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Boards of Directors of Instinet or any of its Affiliates or to management of Instinet or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Instinet or any of its respective Affiliates or (b) that Instinet or any of its Affiliates may receive belonging to suppliers, customers or others who do business with Instinet or any of its Affiliates which Executive knows or has reason to know is confidential information as defined in this paragraph (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section 8).

                  9. Non-Competition. During the period of Executive's employment with Instinet and, following any termination thereof, the period ending on the later of (a) six months after the Date of Termination or (b) the last day of the Severance Period (such periods, collectively the "Restriction Period"), Executive shall not, directly or indirectly, become employed by, serve as agent or consultant to, or become an officer, partner, director, or substantial stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or serve in any other manner or capacity, whatsoever, with any electronic communications network or "ECN" competitor of Instinet (ECN as defined in 17 C.F.R. 240.11Ac1-1(a)) including but not limited to any subsidiary, Affiliate or division of Brass Holdings, Brut ECN or Sungard which is involved in the provision of products


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or services related to the ECN business of Brass Holdings, Brut ECN or Sungard and any of the following companies or their current subsidiaries: Island/Datek; MarketXT; Archipelago Holdings L.L.C., Terra Nova or Townsend Analytics, Inc.; Strike; Spear, Leeds & Kellogg or Redi-Book; Ecross Net; Bloomberg; Optimark; ITG; Primex; Cybercorp; Tradescape; Knight Securities; NeoNet; LiquidNet; OM Group; Nasdaq/AMEX; or the ECN business of any affiliate of any of the foregoing companies, and further, Executive agrees that he will not, directly or indirectly, serve in the same capacities as set forth above with any direct access or day-trading firms, including but not limited to any of the following companies or their current subsidiaries: Broadway Trading, Carlin Equities, AllTech, Momentum, Andover, Hold Brother, Heartland, Trinex, Schoenfeld or ETG. Nothing in this paragraph shall be construed to limit the Executive's ability to serve in any of the above capacities with a non-ECN competitor of Instinet that is not a direct access or day-trading firm or be a customer of any of the companies set forth above or their current subsidiaries. Notwithstanding the foregoing, the noncompetition provisions of this Section 9 shall not apply upon a termination of Executive's employment with Instinet and its Affiliates in the event that such termination of employment occurs as a result of the expiration of this Agreement and the non-renewal of the Employment Period; provided, that in the event that Instinet agrees to pay severance to Executive in the amount and subject to the terms and conditions set forth in Section 7(f)(i) following any such termination of employment, the noncompetition provisions of this
Section 9 will apply for the Severance Period.

                  10. Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, (i) solicit for employment, employ or otherwise interfere with the relationship of Instinet or any of its Affiliates with any natural person which Executive knew or had reason to know is or was employed by or otherwise engaged to perform services for Instinet or any of its Affiliates at any time during which Executive was employed by Instinet or any of its Affiliates or during the six-month period preceding such solicitation, employment or interference (in the case of any such activity by Executive after the date of Executive's termination of employment), other than any such solicitation or employment engaged in by Executive during the period of his employment with Instinet or any of its Affiliates for the benefit of Instinet or its Affiliates, or (ii) induce any employee of Instinet or any of its Affiliates who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 or to terminate his employment with Instinet. For purposes of this Section 10 and Section 11, the terms "solicit" and "solicitation" mean any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any Person to take or refrain from taking any action.

                  11. Non-Solicitation of Customers. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of Instinet or any of its Affiliates with any Person which Executive knew or had reason to know is or was a customer, client or distributor of Instinet or any of its Affiliates at any time during which Executive was employed by Instinet or any of its Affiliates or during the twelve-month period preceding the date of Executive's termination of employment (in the case of any such activity by Executive after the date of Executive's termination of employment), other than any such solicitation engaged in by Executive during the


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period of his employment with Instinet or any of its Affiliates for the benefit of Instinet or its Affiliates.

                  12. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to Instinet all of the property of Instinet and its Affiliates and the non-personal documents and data of any nature and in whatever medium of each of Instinet and its Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

                  13.      Work Product.

                  Executive agrees to disclose in confidence to Instinet any and all inventions, improvements, designs, original works of authorship, formulas, processes, computer software programs, databases and trade secrets (including, but not limited to, market information and marketing designs, proposals and concepts) (all taken together, the "Developments") that Executive makes, conceives, first reduces to practice, or creates, either alone or jointly with others while Executive is employed by Instinet or any of its Affiliates and that: (a) result from any work performed by Executive for Instinet or any of its Affiliates, whether or not in the normal course of Executive's duties or during normal business hours; (b) reasonably relate to the actual or anticipated business, services, products, research or development of Instinet or any of its Affiliates; or (c) are developed with the use of Instinet's (or its Affiliates') time, equipment, supplies or facilities. Executive must promptly disclose Developments to Instinet whether or not such Developments are patentable, copyrightable or protectible as trade secrets. Executive understands and agrees that all Developments shall be the sole and exclusive property of Instinet and shall constitute "work made for hire" (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. Section 101) with Instinet being the person for whom the work was prepared and that all intellectual property rights therein shall be the sole and exclusive property of Instinet, and that in the event that any such Development is deemed not to be a "work made for hire," Executive hereby irrevocably assigns, transfers and conveys to Instinet, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Development throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. Executive agrees to sign any documents and to do all lawful things necessary, whether during Executive's employment or after, to assist Instinet to register, perfect, maintain and/or enforce Instinet's rights in any Development, including without limitation any patent, copyright, trade secret or other right or interest. Instinet agrees to provide Executive with reasonable compensation and reimbursement of expenses for any substantial assistance it requires from Executive regarding Work Product after the termination of his employment. Nothing in this paragraph shall affect Executive's ability independently to conceive, practice or create developments which do not fall within the criteria set forth in this paragraph, which need not be disclosed to Instinet and shall remain the property of the Executive.

                  14. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 8, 9, 10, 11, 12, 13 and 14 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or


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
agreements may cause Instinet irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Instinet shall be entitled to seek an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that Instinet may have. Instinet and Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of New York, and the Federal courts of the United States of America, in each case located in New York City in respect of the injunctive remedies set forth in this Section 14 and the interpretation and enforcement of Sections 8, 9, 10, 11, 12, 13 and 14 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this
Section 14, and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and
(d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 14. All disputes not relating to any request or application for injunctive relief in accordance with this
Section 14 shall be resolved by arbitration in accordance with Section 17(b).

                  15. Assumption of Agreement. Instinet shall require any Successor thereto to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Instinet would be required to perform it if no such succession had taken place. Failure of Instinet to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Instinet in the same amount and on the same terms as Executive would be entitled hereunder if Instinet had terminated Executive's employment Without Cause as described in
Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  16. Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to the ProTrader Employment Agreement) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement entered into by Executive and Instinet or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby. All prior agreements existing between Executive and ProTrader, except as expressly assumed herein, are cancelled and superseded by this Agreement and are of no force and effect.

                  17.      Miscellaneous.


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
                  (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of Instinet and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 17(a). Instinet may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to Instinet shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 15.

                  (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 14) shall be resolved by binding arbitration. The arbitration shall be , except to the extent inconsistent with this Agreement, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both parties to the arbitration. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Instinet, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions.

                  (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

                  (d) Taxes. Instinet may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

                  (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

                  (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, sent by facsimile,


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
by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  (A)      If to Instinet, to it at:

                           Office of the General Counsel
                           Instinet Group Incorporated
                           3 Times Square
                           New York, New York 10036

                  (B) if to Executive, to him at his residential address as currently on file with Instinet.

                  Copies of any notices or other communications given under this Agreement shall also be given to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York 10006
                           Attention:  Deborah E. Kurtzberg, Esq.


                  (h) Offset. Instinet shall be entitled to offset any amounts payable to Executive pursuant to this Agreement (including without limitation any severance amounts) by any amounts Executive owes to Instinet or its Affiliates pursuant to the Purchase Agreement or any of the Related Agreements (as defined in the Purchase Agreement).

                  (i) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive's employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

                  (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  (k) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

                  (l)      Certain Definitions.

                  "Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary, except in the case of Instinet, "Affiliate" does not include any Reuters entity beyond Instinet Group Incorporated and all the subsidiaries of Instinet Group Incorporated.

                  "Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                  "Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity .

                  "Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

                  "Successor": of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

                  IN WITNESS WHEREOF, Instinet has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                            INSTINET GROUP INCORPORATED

                                            By:  _______________________________
                                                 Name:
                                                 Title:



                                            Executive:

                                                 _______________________________
                                                 Name:  J.A. McEntire IV













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